Exhibit 99.1

Press Release

Vuzix Reports First Quarter 2025 Results

ROCHESTER, N.Y., May 12, 2025 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of smart glasses, waveguides, and Augmented Reality (AR) technologies, today reported its first quarter results for the three months ended March 31, 2025.

“2025 has thus far been marked by important developments for Vuzix that span commercial and technology relationships, expansion of customer deployments, and enhancements enabling product execution,” said Paul Travers, President and CEO of Vuzix. “Vuzix is entering a phase of increasing commercial momentum, as our long-standing business model vision and investments are translating into design wins and tangible near-term commercial traction. At the same time, the broader tech industry is amplifying its focus on AI-powered smart glasses, signaling that the ultimate race to bring these products to scale is getting closer, if not already underway, as evidenced by increasing inbound activity.”

“And while the adoption of smart glasses in the entire market has been slower than anticipated by all market participants, Vuzix’ outlook remains very positive. Our Q1 enterprise sales improved sequentially (Q1/25 vs Q4/24), driven by both new deployments and growing follow-on orders, and as we have previously shared, we have several strategic programs moving steadily toward large-scale rollout,” continued Mr. Travers. “With a growing base of ODM/OEM opportunities, new strategic partnerships, and rising interest for AI-enhanced wearable solutions, we believe the market is gaining momentum and Vuzix is well-positioned to capitalize as AI and AR technologies converge and reshape the way we work, communicate, and interact with digital information.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended March 31, 2025 and 2024, respectively:

	For Three Months Ended March 31
	($000s except per share amounts)
	2025	2024
Sales:
Sales of Products	$1,324	$1,829
Sales of Engineering Services	257	175
Total Sales	1,581	2,004

Total Cost of Sales	1,846	2,057

Gross Loss	(265)	(53)

Operating Expenses:
Research and Development	2,606	2,738
Selling and Marketing	1,537	2,221
General and Administrative	3,961	4,098
Depreciation and Amortization	405	970
Loss on Fixed Asset Disposal	-	11

Loss from Operations	(8,774)	(10,092)

Total Other Income (Expense)	137	45
Net Loss	$(8,638)	(10,048)

Loss per Common Share	$(0.11)	$(0.16)

First Quarter 2025 Financial Results

For the three months ended March 31, 2025, total revenues decreased by 21% to $1.6 million versus $2.0 million for the comparable period in 2024. The decrease in total revenues was due to lower product sales and specifically reduced unit sales of M400 smart glasses. Engineering services revenues were $0.3 million for the three months ended March 31, 2025 as compared to $0.2 million in the prior year’s quarter.

There was an overall gross loss of $0.3 million for the three months ended March 31, 2025 as compared to a gross loss of $0.1 million for the same period in 2024. The increased gross loss was due to the planned reductions of further product manufacturing builds of our existing smart glasses models as compared to 2024, that resulted in the expensing of the Company’s relatively fixed manufacturing overhead costs that were not counter-balanced by requisite revenue levels.

Research and Development expense was $2.6 million for the three months ended March 31, 2025, versus $2.7 million for the comparable 2024 period, a decrease of approximately 5%. This decrease was primarily due to reduced salary and benefits expenses, partially offset by increased external development costs on new products.

Selling and Marketing expense was $1.5 million for the three months ended March 31, 2025, versus $2.2 million for the comparable 2024 period, a decrease of approximately 31%. This decrease was primarily due to reduced salary and benefits expenses and lower advertising and tradeshow expenses.

General and Administrative expense for the three months ended March 31, 2025 was $4.0 million versus $4.1 million for the comparable 2024 period, a decrease of approximately 3%. This decrease was largely due to reduced overall compensation expenses.

The net loss decreased for the three months ended March 31, 2025 to $8.6 million, or $0.11 cents per share versus a net loss of $10.0 million, or $0.16 for the comparable period in 2024.

The cash net flows used in operating activities was $3.5M for the first quarter of 2025 versus $8.8M for the comparable 2024 period.

Management Outlook

“We ended March 2025 with working capital of $19.5 million and are confident that we have the capital resources to execute upon our current operating plan," said Mr. Travers. "Our focus over the remainder of 2025 is to continue to secure design wins into new ODM/OEM products, for both consumer and enterprise applications. These should ideally develop into long-term recurring revenues where Vuzix will supply optical waveguides and display engines or create co-branded AI smart glasses products. In the defense space, we aim to grow our business with existing and new prime defense contractors, leading to new custom design-ins and an acceleration of scaled production orders.”

“We are also experiencing growing enterprise customer successes, supported by substantial customer use data sets demonstrating productivity improvements, utilizing applications from leading enterprise ISVs as well as Vuzix subsidiary, Moviynt®, that significantly surpass targeted customer benchmarks. We remain confident that anticipated follow-on orders for smart glasses this year have the potential to reduce our existing smart glasses inventory and convert those finished goods into cash, facilitating a smooth introduction of our next-generation, purpose-built products, the development of which are well underway. Lastly, we remain very pleased with our burgeoning commercial relationships with Quanta and other key ODMs/OEMs and their forward commitments to us with both capital as well as commercial collaborations,” concluded Mr. Travers.

Conference Call Information

Date: Monday, May 12, 2025

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=NAHi2gQc

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended March 31, 2025.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on May 12, 2025, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13753516.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of AI-powered Smart Glasses, Waveguides and Augmented Reality (AR) technologies, components and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 425 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and the augmented reality wearables field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2024 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; and Kyoto and Okayama, Japan. For more information, visit the Vuzix website, Xand Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, smart glass pilot to roll-out conversion rates, opportunities related to market disruptions regarding smart glasses demand, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future revenue and operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com